Exhibit 99.1

SANZ REPORTS RESULTS FOR THE FIRST QUARTER OF 2007

Company Announces Key Management Changes As an Important Step in the Implementation of its New Strategy

Englewood, Colorado - May 16, 2007. SAN Holdings, Inc. (SANZ) (OTCBB: SANZ.OB), a nationwide data storage consulting and system integration company, reported results for the first quarter ending March 31, 2007.

For the March 2007 quarter, the Company reported revenue of $8.6 million and a net loss available to common shareholders of $3.4 million or $(0.03) per share compared with revenue of $14.3 million and a net loss available to common shareholders of $10.2 million or $(0.09) per share for the March 2006 quarter. The March 2006 quarter results included approximately $8.6 million of non-cash charges associated with the Company’s 2006 private placement equity transaction.

SANZ also announced three key management changes designed to enable the Company to begin the implementation of its new strategy.

These changes included the hiring of:

Todd Oseth, Chairman, President and Chief Executive Officer, has twenty five years of business experience in a variety of industry segments. Previously, he was Chief Operating Officer of McDATA Corporation, a publicly-held data access solutions provider that was successfully restructured and sold in 2006. Before joining McDATA, Todd was Vice President of the Infrastructure Software Group at EMC Corporation.

Bob Antoniazzi, Vice President Solutions Engineering, has more than 20 years’ experience designing, developing, and deploying systems and solutions across a broad array of industries and technologies. He was most recently Senior Director of Product Strategy and Planning for the Infrastructure Software Group at EMC Corporation. Prior to his role at EMC, Bob served in executive roles at several start-ups providing technical and business guidance that successfully drove these companies into the marketplace.

Kevin Burns, Vice President Marketing and Business Development, drives the SANZ solutions marketing, business development and corporate positioning initiatives. Over the course of his career, Kevin has spent 19 years in the data networking arena. Most recently he was Vice President of Corporate Marketing at McDATA Corporation, a leading provider of data access solutions. Previously, Kevin was a co-founder of Intelliden Corporation, a leading provider of network automation solutions.

The new management has begun to restructure SANZ to streamline operations and enhance its product offerings. This transformation involves upgrading sales management in specific districts and tailoring the product line to eliminate low performing, low margin products.

SANZ is positioning itself to become the smart choice for its commercial and federal customers by offering customized horizontal and vertical solutions. Over the next few quarters the Company expects to begin rolling out its new solutions offerings.

“As we work to transform SANZ, we’re focused on maximizing our national sales footprint by providing scalable and repeatable data access solutions that customers need,” said Todd Oseth, Chairman and CEO. “Since joining the company in March, I have been listening to customers, meeting with partners and working with our employees.”

Oseth continued, “I am convinced that we can compete effectively in this market by refining our sales efforts, creating the right solutions and improving key internal processes. Over time, I believe these focused efforts will enable us to position SANZ as the trusted provider of heterogeneous data access solutions within the commercial and federal markets.”

Conference Call Reminder

San Holdings, Inc., (OTCBB:SANZ.OB), today announced that Todd Oseth, CEO and President and Robert Ogden, CFO, will host a conference call to discuss the Company’s financial results for the first quarter of 2007, which ended March 31, 2007.

The conference call will take place at 4:30 p.m. Eastern, on Wednesday, May 16, 2007. Anyone interested in participating should call 1-800-936-9754 if calling within the United States or 1-973-935-2048 if calling internationally, approximately 5 to 10 minutes prior to the 4:30 p.m. call. There will be a playback available until May 23, 2007. To listen to the playback, please call (877) 519-4471 if calling within the United States or (973) 341-3080 if calling internationally. Please use replay pass code 8809700.

The call is also being webcast and may be accessed at SANZ’s website at www.sanz.com. The webcast will be archived and accessible until September 30, 2007 on the Company website.

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ' software product, EarthWhere, is a spatial data provisioning application that catalogs, manages, and provisions customized geospatial imagery. SANZ is a subsidiary of SAN Holdings, Inc. For more information please visit www.sanz.com.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are “forward looking statements” under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company's sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company's products, delays in the development of new technology, changes in customer buying patterns, changes in the company's business strategy to improve long term financial and operational results, including but not limited to costs reductions, one-time events and other important factors disclosed previously and from time to time in our filings at the SEC.

Contact:
Adam Friedman
Adam Friedman Associates
212 981 2529 ext. 18
adam@adam-friedman.com

SAN Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	December 31,
	2007	2006
Assets

Cash	$—	$—
Accounts receivable, net	7,215	15,384
Other current assets	2,306	2,743
Total current assets	$9,521	$18,127

Property & equipment, net	435	472
Capitalized software, net	1,565	1,394
Goodwill	1,289	1,289
Intangible assets, net	632	666
Other assets	198	207
Total assets	$13,640	$22,155

Liabilities and Stockholders' Deficit

Bank debt	$6,613	$7,703
Other current liabilities	14,181	17,496
Total current liabilities	20,794	25,199

Long-term debt	5,795	6,814

Total Stockholders' Deficit	(12,949)	(9,858)
Total Liabilities & Stockholders' Deficit	$13,640	$22,155

SAN Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended March 31,
	2007	2006

Revenue	$8,550	$14,272
Cost of sales	6,410	10,765
Gross profit	2,140	3,507

Selling, engineering and general and administrative expenses	4,910	4,358
Depreciation and amortization	102	260

Loss from operations	(2,872)	(1,111)

Interest expense	(391)	(474)
Charges related to the accounting for derivative financial instruments issued in the 2006 private placement transaction	—	(4,018)
Other income (expense)	(18)	(14)

Net loss	$(3,281)	$(5,617)

Deemed dividend related to beneficial conversion feature of convertible Series A Preferred Stock	—	(4,539)
Dividends accrued for holders of convertible Series A Preferred Stock	(104)	—

Net loss available to common stockholders	$(3,385)	$(10,156)

Basic and diluted net loss per share	$(0.03)	$(0.09)

Weighted average common shares used in the calculation of basic and diluted net loss per share	117,620,801	115,878,022

SAN Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands, except for share and per share data)

	For the three months ended March 31,
	2007	2006

Net cash provided by operating activities	$1,398	$944

Net cash used in investing activities	(308)	(434)

Net cash provided by (used in) financing activities	(1,090)	567

Net increase in cash and cash equivalents	$—	$1,077

Cash and cash equivalents at beginning of period	—	6

Cash and cash equivalents at end of period	$—	$1,083